Exhibit 10.40
Summary of Certain Executive Officer and Director Compensation Arrangements
Named Executive Officer Salary and Bonus Information
     The following table presents the current base salary of the officers of Pride as of June 1, 2006 who are named in the Summary Compensation Table included in Item 11 of Pride’s annual report on Form 10-K for the year ended December 31, 2005.

Name	Salary

Louis A. Raspino	$750,000

W. Gregory Looser	315,000

Kevin C. Robert	265,000

Gary W. Casswell	295,000
     Under Pride’s annual incentive compensation plan for 2006, bonuses for executive officers will be paid on a discretionary basis by Pride’s Compensation Committee based on target objectives established by the Committee. The plan provides incentives to each executive officer to maximize Pride’s profitability, reduce debt, improve working capital and improve safety performance. Bonuses for executive officers under the 2006 plan will be determined with reference to the level of achievement of plan objectives approved by the Compensation Committee. Target bonuses payable for 2006 as a percentage of base salary for the persons named above are as follows: Mr. Raspino—80%; Mr. Looser—50%; Mr. Robert—45%; and Mr. Casswell—50%. The maximum bonus equals to two times the target bonus.
     Pride incorporates by reference herein the information set forth under “Executive Compensation” in Item 11 of the annual report.
Director Fees
     The annual retainer for the chairman of the board is $125,000. Each other director who is not an employee of Pride receives an annual retainer of $40,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $12,000; the chairman of the Compensation Committee receives an annual fee of $10,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.